Exhibit 10.2

Execution Version

FEE MODIFICATION AGREEMENT

January 25, 2024

WHEREAS, pursuant to that certain Underwriting Agreement between Newcourt Acquisition Corp (together with any successor entity thereto, the “Company”) and Cantor Fitzgerald & Co., as Representative of the several Underwriters (“CF&CO”), dated October 19, 2021 (as may be amended from time to time, the “Underwriting Agreement”), entered into in connection with the Company’s initial public offering (“IPO”), CF&CO is entitled to deferred underwriting commissions of $5,567,500 in the aggregate (after giving effect to the waiver (the “Waiver”) of 50% of the original $11,135,000 deferred underwriting fee, which waiver CF&CO hereby reaffirms) (the “Deferred Fee”), upon the consummation of a Business Combination. Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Underwriting Agreement.

WHEREAS, the Company has entered into that certain Amended and Restated Business Combination Agreement, dated as of July 31, 2023 (as may be amended from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, the “Transaction”) with Psyence Biomed II Corp. (including any affiliates thereof, “Psyence”) and certain other parties. For the avoidance of doubt, following the Transaction with Psyence, for purposes hereof, all references to the “Company” herein shall also refer to any public successor entity to the Company following the Transaction, in particular “Psyence Biomedical Ltd.,” the contemplated public entity parent to the Company (the “Successor”).

WHEREAS, as of the date hereof, CF&CO has become a party to that certain lock-up agreement by and among the Successor, the Company and certain other shareholders of the Successor (the “Lock-Up Agreement”), with respect to (x) 187,000 New Common Shares (as defined herein) and (y) 93,500 warrants to purchase New Common Shares, in each case, purchased in a private placement in connection with the Company’s IPO (collectively, the “CF&CO IPO PP Securities”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and CF&CO (collectively the “Parties” and each, a “Party”), hereby agree as follows:

1.	Fee Reduction: In the event that the Company consummates the Transaction,

(a)	CF&CO agrees that it will forfeit the entirety of the $5,567,500 Deferred Fee that would otherwise be payable by the Company to CF&CO pursuant to the Underwriting Agreement, and, in lieu thereof, and in satisfaction in full of the obligations to deliver the Deferred Fee to CF&CO, the Company shall instead pay CF&CO, upon the closing of the Transaction (the “Closing”), a non-refundable fee equal to 150,000 shares (the “CF&CO Fee Shares”) of the publicly traded common equity securities of the Successor, as the public entity that survives the Transaction (together with any equity securities issued or delivered in exchange for such securities, the “New Common Shares”).

(b)	For the avoidance of doubt, (i) such agreements apply only to the consummation of the Transaction and not to any other potential Business Combination that may be contemplated or consummated by the Company, (ii) the Resale Rights Obligations (as defined below) hereunder apply only to the CF&CO Fee Share issuable hereunder and the CF&CO IPO PP Securities for so long as CF&CO (or any of its affiliates) owns or may be deemed the beneficial owner of such shares, and (iii) the Parties hereto acknowledge and agree that the delivery hereunder of the CF&CO Fee Shares (in accordance with Section 4) and the satisfaction in full of the Resale Rights Obligations (in accordance with Section 2), together with the other mutual agreements, terms, covenants and obligations hereunder, in each case, shall represent, and are intended to be treated as, having satisfied the Company’s obligations under the Underwriting Agreement with regard to the Deferred Fee, such that, following execution hereof and delivery of the CF&CO Fee Shares hereunder in accordance with terms of this Agreement (including, for the avoidance of doubt, the fulfillment in full of the Resale Rights Obligations), CF&CO shall have no continuing rights or remedies pursuant to the Underwriting Agreement, except to the sole extent expressly otherwise agreed herein, subject, in all events, to the modifications and terms represented hereby.

2.	Registration Rights: The Company shall issue the CF&CO Fee Shares to CF&CO with “registration rights,” enabling CF&CO to resell, freely trade and otherwise dispose of the CF&CO Fee Shares (as further described below), consistent with the “registration rights” received by any investor in any “public investment in private equity” (or “PIPE”) that closes substantially concurrently with the Transaction (or if no PIPE closes in connection therewith, then substantially consistent with those received by the Sponsor with respect to any of the equity securities it holds in the Company); and in connection therewith, the Company hereby agrees that it (or any Successor) shall:

(a)	Prepare and, as soon as practicable, but in no event later than sixty (60) days following the Closing, use its commercially reasonable efforts to file with the United States Securities and Exchange Commission (the “SEC”) a re-sale registration statement on Form F-1 (or S-1 or any successor form, as applicable) (the “Resale Registration Statement”) to register the re-sale of the CF&CO Fee Shares and the CF&CO IPO PP Securities (collectively, the “CF&CO Securities”) by CF&CO;

(b)	Use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC by (i) the 90th calendar day after the date of the initial filing thereof, if the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be reviewed by the SEC, (ii) by the 120th calendar day after the date of the initial filing thereof, if such Resale Registration Statement is subject to review by the SEC, or (iii) in any event, no later than the earlier of (x) 180th calendar day after the Closing and (y) the expiration of the Lock-up Period;

(c)	Use its commercially reasonable efforts to maintain (i) the effectiveness of the Resale Registration Statement and (ii) the authorization for quotation and listing of the New Common Shares on the Nasdaq Stock Market (or any other “national securities exchange” registered with the SEC under Section 6 of the Exchange Act), in each case, until the earlier of (x) the date upon which all of the CF&CO Securities have been sold, disposed or otherwise transferred by CF&CO (and/or any of its affiliates) or are otherwise no longer outstanding and (y) the two (2) year anniversary of the date of the effectiveness of the Resale Registration Statement;

(d)	From and after the Closing and for so long as the Resale Rights Obligations shall be required to continue hereunder, file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act;

(e)	Upon CF&CO’s request, promptly (i) instruct and cause its legal counsel to promptly provide the necessary “blanket” legal opinion(s) to the Company’s duly appointed transfer agent for the New Common Shares (the “Transfer Agent”) so that such Transfer Agent may remove any “restrictive legends” from the CF&CO Securities, (ii) instruct and cause its Transfer Agent to remove any such “restrictive legends” from the CF&CO Securities and (iii) take any such further action as CF&CO may reasonably request, in each case, to enable CF&CO to promptly resell, freely trade or otherwise dispose of the CF&CO Securities, either (x) in reliance upon the Registration Statement, or (y) without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC); and

(f)	Upon reasonable request and reasonable advance notice by CF&CO, deliver to CF&CO a written certification of a duly authorized officer as to whether it has complied with the requirements set forth in Sections 2(d) & (e) above (such obligations set forth in Sections 2(a)-(f) above, the “Resale Rights Obligations”).

3.	Issuance of CF&CO Fee Shares Without Restrictions: The Company (or its Successor) hereby agrees that, upon the Closing, the Company shall issue, transfer and deliver, or cause to be issued, transferred and delivered, the entire amount of the CF&CO Fee Shares to CF&CO in book-entry form by irrevocable instruction from the Company to the Transfer Agent. Any CF&CO Fee Shares issued, transferred and delivered to CF&CO shall be validly issued, fully paid and non-assessable and free and clear of all liens, encumbrances and other restrictions on the pledge, sale or other transfer of such CF&CO Fee Shares (collectively, any “Restrictions”), other than (a) contractual transfer restrictions hereunder during the Lock-up Period (as defined below), (b) transfer restrictions under applicable federal and state securities laws during the Lock-up Period, and (c) liens, claims or encumbrances imposed due to actions of CF&CO.

4.	Company Default: Without limiting any rights or remedies available to CF&CO hereunder, in the event that the Company (or its Successor) is unable to, or otherwise does not, (i) issue, transfer and deliver or cause to be issued, transferred and delivered, the full amount of the CF&CO Fee Shares to CF&CO promptly upon the Closing free and clear of all Restrictions, or (ii) comply with, or cause to be complied with, all of the Resale Rights Obligations, such that CF&CO is unable to promptly resell, freely trade or otherwise dispose of the CF&CO Securities immediately upon the expiration of the Lock-up Period, then, in each case, at the sole election of CF&CO made by written notice provided to the Company, the Company shall promptly (but in any event within five (5) Business Days) after receipt of such written notice pay to CF&CO the entire amount of the Deferred Fee, in cash, in an amount equal to $5,567,500, as contemplated by the Underwriting Agreement, as modified by the Waiver (any such payment, the “Default Payment”). However, in the event that, prior to the expiration of the Lock Period, CF&CO becomes aware of facts and circumstances that it reasonably believes would constitute a breach of the Company’s Resale Rights Obligations hereunder, CF&CO shall promptly notify the Company of the same and permit the Company a reasonable opportunity (up to the earlier of (x) thirty (30) calendar days and (y) the expiration of the Lock-up Period) to cure or otherwise mitigate any effects thereof, provided, however that any failure by CF&CO to notify the Company of any such failure shall not relieve the Company of timely fulfilment of its Resale Rights Obligations hereunder.

5.	Lock-Up:

(a)	CF&CO hereby agrees not to, during the period (the “Lock-Up Period”) commencing on the Closing and ending on the earliest of (x) one hundred eighty (180) days after the Closing, provided, however, that in the event that Purchaser (as defined in that certain Securities Purchase Agreement by and among Successor, Psyence and the other parties thereto, dated as of January 15, 2024 (as may be amended from time to time in accordance with the terms thereof, the “Securities Purchase Agreement”) delays investment of the Subscription Amounts (as defined in the Securities Purchase Agreement) with respect to the Second Tranche Note (as defined in the Securities Purchase Agreement) due to the occurrence of an event outlined in Section 2.1(b) of the Securities Purchase Agreement, such period shall be extended by 60 days or such earlier date as the deficiency is resolved and (y) subsequent to the Closing, the date on which the Successor consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Successor’s shareholders having the right to exchange their New Common Shares for cash, securities or other property, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any CF&CO Fee Shares issued or issuable to CF&CO pursuant to this Agreement (the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing actions described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities (I) by gift, will or intestate succession upon death, (II) to any Permitted Transferee (defined below), or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or (IV) to the Successor; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Successor an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to CF&CO, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) if the holder is an individual, members of the holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse or domestic partner and siblings), (B) any trust for the direct or indirect benefit of the holder or the immediate family of the holder, (C) if the holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if the holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in the holder upon the liquidation and dissolution of the holder and (E) to any affiliate of the holder. CF&CO further agrees to execute such agreements as may be reasonably requested by Successor that are consistent with the foregoing or that are necessary to give further effect thereto. However, for the avoidance of doubt the restrictions on Prohibited Transfers set forth in this Section 5(a) shall not apply to, and Restricted Securities shall not include, any other equity securities of the Company (or any Successor) that CF&CO (and/or any of its affiliates) may beneficially own or acquire separate and apart from the CF&CO Fee Shares set forth herein, including any New Common Shares or other common equity securities or warrants of the Company (or any Successor) acquired by CF&CO subsequent to the Company’s IPO, and any exercise thereof, whether “cashless” or “net,” it being understood that any New Common Shares received upon such exercise will remain also not be subject to the restrictions of this Section 5(a) during the Lock-up Period.

(b)	If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Successor shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 5, Successor may impose stop-transfer instructions with the Transfer Agent with respect to the Restricted Securities of CF&CO (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)	During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A FEE MODIFICATION AGREEMENT, DATED AS OF January 22, 2024, BY AND AMONG NEWCOURT ACQUISITION CORP (ALONG WITH ANY SUCCESSORS THERETO, THE “ISSUER”) AND CANTOR FITZGERALD & CO. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)	In the event of any conflict or inconsistency between this Section 5 and any agreement between CF&CO and the Company entered into prior to the Closing, this Section 5 shall control.

(e)	NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE, LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(f)	EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)	The parties hereto agree that irreparable damage would occur if any of the provisions contained in paragraphs (a) through (c) of this Section 5 (the “Lockup Provisions”) and the Resale Rights Obligations were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Lockup Provisions and the Resale Rights Obligations or to enforce specifically the performance of the terms and provisions thereof, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity; provided, however, in the event of any payment by the Company (or Successor) of any Default Payment hereunder, the terms and provisions set forth in this Section 5(g) shall not be available as remedies to CF&CO, though CF&CO shall not be limited, as a result of this clause of Section 5(g) from seeking other damages to which they may be entitled hereunder solely as a result of the delivery and receipt of Default Payments. Each of the parties hereto hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

(h)	Notwithstanding anything contained herein to the contrary, if the Lock-Up Agreement or any other lock-up arrangement between the Company (or any Successor) and any of its shareholders in existence on the date of the Closing is amended, modified or released, or any provision therein is amended, modified or waived, in such a manner that results in such Lock-Up Agreement or arrangement having less restrictive terms and conditions than those Lockup Provisions set forth in this Section 5, then, effective as of such amendment, release, modification or waiver of such other Lock-Up Agreement or arrangement, the Lockup Provisions set forth in this Section 5 shall automatically be deemed to also be amended, modified, released or waived to reflect the terms and conditions contained in the amendment, modification, release or waiver of such other Lock-Up Agreement or arrangement.

6.	No Fees Refundable: For the avoidance of doubt, once paid or issued, no fees payable hereunder, whether in cash or New Common Shares, respectively, will be refundable under any circumstances.

7.	Further Assurances: Each of the Company and CF&CO will, upon request of the other, execute such other documents, instruments or agreements as may be reasonable or necessary to effectuate the agreements set forth in this letter agreement (the “Agreement”).

8.	Confidentiality: This Agreement (including the terms set forth herein) is confidential, and except as set forth in this Section 8, neither this Agreement (including the terms set forth herein) nor CF&CO’s role in the Transaction may be filed publicly or otherwise disclosed by the Company to any other party (except to Psyence) without such Party’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, if the Company (or the Successor) is required by applicable law, regulation, SEC or applicable stock exchange requirement or legal process to disclose this Agreement or its terms, the Company (or the Successor) may do so without the consent of CF&CO, so long as it provides CF&CO with a reasonable opportunity to review and comment on such disclosure prior to its filing, publication or dissemination and the Company (or the Successor) considers in good faith any reasonable comments provided by CF&CO with respect to such disclosure.

9.	Termination: This agreement will terminate automatically upon the earlier of:

(a)	the consummation by the Company of the Transaction and (x) the issuance, transfer and delivery of the CF&CO Fee Shares to CF&CO, free and clear of all Restrictions, upon the terms set forth herein, (y) the effectiveness of the Resale Registration Statement related thereto, and (z) the removal of all restrictive legends on all CF&CO Securities enabling CF&CO to promptly resell, freely trade or otherwise dispose of such CF&CO Securities; and

(b)	the termination of the Business Combination Agreement and/or the abandonment by the Company of the Transaction.

In the event of a termination pursuant to Section 9(b) above, (x) the Company agrees to provide prompt notice of such decision to terminate the Business Combination Agreement and/or abandon the Transaction to CF&CO; and (y) the Deferred Fee shall become due and payable by the Company to CF&CO, in cash, in an amount equal to $5,567,500, upon the consummation of any Business Combination (other than the Transaction), as contemplated by the Underwriting Agreement. However, assuming that no termination occurs pursuant to Section 9(b) above, nothing contained in this paragraph shall otherwise be construed or interpreted as affecting the extent to which the Underwriting Agreement is considered modified hereby, to the extent set forth and agreed by the parties hereto herein.

10.	Satisfaction of Underwriting Agreement Obligations; Exclusive Remedies: Each of the Company and CF&CO hereby agree that the terms of this Agreement are intended to supersede, and shall be treated as amending and replacing in their entirety, (i) the terms and provisions of the Underwriting Agreement relating to the Deferred Fee or the amount, type or timing of its payment under the Underwriting Agreement. Furthermore, assuming that this Agreement is not terminated pursuant to Section 9(b) hereof, any remedies available to CF&CO hereunder shall serve as the sole and exclusive remedies of CF&CO with regard to the subject matters hereof and with regard to the obligations in respect of Deferred Fee under the Underwriting Agreement.

11.	Successor: This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Prior to the Closing, if the Successor is to be an entity other than Psyence Biomedical Ltd., and if the agreements executed by the Company in connection therewith do not directly or indirectly expressly provide for the assumption by such Successor of the Company’s obligations hereunder, the Company shall cause such Successor to promptly (x) execute and deliver to CF&CO a joinder agreement, in form and substance reasonably satisfactory to CF&CO, pursuant to which the Successor shall join this Agreement as a signatory and a party and thus be subject to all of the terms and conditions set forth herein, and (y) comply with the obligations and covenants of the Company set forth herein.

12.	Entire Agreement; Interpretation. This Agreement, together with the terms of the Underwriting Agreement expressly incorporated herein pursuant to Section 13 hereof, represent the full agreement and understanding between the parties hereto with respect to the subject matters hereof. The parties to this Agreement hereby acknowledge and agree that the terms and provisions hereof are intended and shall be construed as modifying and superseding terms and provisions of the Underwriting Agreement with regard to Deferred Underwriting Commissions and the Deferred Fee, and no party shall at any time after this Agreement is executed take actions or have rights to pursue remedies other than as set forth and agreed herein with respect to the subject matters hereof.

13.	Incorporation by Reference: The terms of this Agreement shall be interpreted, enforced, governed by and construed in a manner consistent with the provisions of the Underwriting Agreement. Without limiting the foregoing, Sections 10.1, 10.2, 10.3, 10.5, 10.6, 10.7, 10.8, 10.9 and 10.10 of the Underwriting Agreement are hereby incorporated by reference into this letter agreement, provided, however, that the terms and provisions set forth in Sections 5(f)-(g) above shall govern, in the event of any inconsistencies between Sections 5(f)-(g) hereof and any of the foregoing sections of the Underwriting Agreement, with regard to any actions, disputes or claims arising under this Agreement. Except as expressly set forth herein, the provisions of the Underwriting Agreement are not amended and remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized signatory as of the date first set forth above.

CANTOR FITZGERALD & CO.

By:	/s/ Sage Kelly
Name:	Sage Kelly
Title:	Global Head of Investment Banking

NEWCOURT ACQUISITION CORP

By:	/s/ Marc Balkin
Name:	Marc Balkin
Title:	Chief Executive Officer

Acknowledged and agreed to:

PSYENCE BIOMED LTD.

By:	/s/ Neil Maresky
Name:	Neil Maresky
Title:	CEO and Director

(Signature page to Fee Reduction Agreement)